EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made effective the 1st day of September, 2007.

BETWEEN:

WESCORP ENERGY INC., a body corporate duly incorporated pursuant to the laws of the State of Delaware, USA
("**Wescorp**")

OF THE FIRST PART

- and -

SCOTT M. SHEMWELL, an individual resident in the City of Katy, in the State of Texas
(the "**Executive**")

OF THE SECOND PART

WHEREAS:

A Wescorp desires to employ the Executive as Chief Operating Officer;

B. The Executive desires to be employed as Chief Operating Officer of Wescorp

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, covenants and agreements hereinafter contained it is agreed by and between the parties as follows:

ARTICLE 1 - EMPLOYMENT

1.1 The Executive will, during the Term or any renewals thereof, perform all of the Duties as Wescorp shall, from time to time, reasonably assign to the Executive.

ARTICLE 2 - TERM

2.1 Subject to the prior termination of this Agreement, the employment of the Executive by Wescorp shall be for a two (2) year period commencing on September 1st, 2007 and ending on August 31st, 2009 (the "**Term**").

2.2 Subject to the prior termination of this Agreement as herein provided, upon the expiration of the Term this Agreement shall automatically be extended for a further two (2) year period unless either Wescorp or the Executive serves written notice on the other a

minimum of ninety (90) days prior to the expiration of the Term that they do not wish to renew this Agreement for an additional two (2) year period. For greater certainty, it is understood that "Term" shall refer to the original term of this Agreement as defined in Article 2.1 herein and any renewal thereof.

ARTICLE 3 - DUTIES

3.1 The Executive shall, during the period of the Executive's employment hereunder, perform all of the duties and responsibilities (the "**Duties**") as Wescorp shall from time to time reasonably assign to the Executive and, without limiting the generality of the foregoing, the Duties shall include those duties set forth in Schedule "A" attached hereto. During the Term of this Agreement the Executive shall devote the whole of the Executive's time and attention, during normal business hours, to the Duties and shall do all in the Executive's power to promote, develop and extend the business of Wescorp and its subsidiaries and related corporations

3.2 Notwithstanding the provisions of Article 3.1, it is acknowledged and agreed that the Executive shall be entitled to devote reasonable time and energy to businesses in which the Executive has an interest and to provide consulting services to others for up to fifteen percent (15%) of his time during normal business hours, and on such basis as may be agreed upon by the Executive and Wescorp from time to time.

3.3 The Executive shall truly and faithfully account for and deliver to Wescorp all money, securities and things of value belonging to Wescorp which the Executive may from time to time receive for, from or on account of Wescorp.

ARTICLE 4 - REMUNERATION

4.1 The gross annual salary of the Executive shall be ONE HUNDRED FORTY FOUR THOUSAND DOLLARS ($144,000.00) per annum (hereinafter the "**salary**") or such other amount as shall from time to time be agreed upon in writing between Wescorp and the Executive. Such salary shall be paid monthly in arrears or in such other manner as may be mutually agreed. The salary paid to the Executive shall be subject to annual review by the Board of Directors of Wescorp commensurate with Wescorp's year end (December 31st). Wescorp and the Executive acknowledge and agree that the Executive has provided services to and is entitled to be paid as and from the Effective Date, and accordingly Wescorp shall, upon execution of this Agreement, pay to the Executive the salary owing from the Effective Date to the date of this Agreement.

4.2 If another similar or lower level executive is brought into Wescorp at a higher value contract, the Executive remuneration will be renegotiated with Wescorp within 30 (thirty) days and shall be paid retroactively from the date that the similar or lower level executive was employed. The minimum increase shall be equal to that of the similar or lower level executive.

4.3 If an executive bonus program is established or provided to a similar or lower level executive, the Executive remuneration will be renegotiated with Wescorp within 30 (thirty) days and shall be paid retroactively from the date that the bonus program was

initiated or provided the similar or lower level executive. The minimum increase shall be equal to that of the similar or lower level executive.

4.4 The Executive will also be entitled to participate in Wescorp's standard group benefit plan, and disability insurance plan, both of which are more specifically described elsewhere in this Agreement. It is understood that all costs associated with such plans will be borne by Wescorp.

4.5 The Executive will be reimbursed for reasonable business expenses, within such policy guidelines as may be established from time to time by Wescorp, provided that such business expenses are incurred in the ordinary course of performing the Duties.

4.6 Wescorp will have the responsibility pay and/or reimburse The Executive for any and all expenses associated with filings to regulatory bodies required of officers or directors of the company.

4.7 Wescorp agrees to provide to the Executive an automobile mutually agreed upon by Wescorp and the Executive, and Wescorp further agrees to:

4.7.1 Insure the motor vehicle;

4.7.2 Pay for the service, maintenance and repair of the motor vehicle;

and the parties further agree that the provision of the motor vehicle to the Executive is required to enable the Executive to carry out the services which the Executive has agreed to undertake pursuant to this Agreement, and accordingly the benefit provided under this paragraph shall be a non-taxable benefit The Executive agrees to keep such log books relating to the use of the motor vehicle as Wescorp may require from time to time. In the event that it is determined that any portion of the benefit is taxable, then Wescorp agrees to pay the income tax levied in connection therewith.

ARTICLE 5- BENEFITS AND HOLIDAYS

5.1 The Executive, as an employee of Wescorp, will be eligible to enroll and participate in any and all of Wescorp's benefit plans, as may be determined by Wescorp from time to time, including:

5.1.1 employment benefit plans or standard group benefit plans;

5.1.2 savings plans;

5.1.3 group accident and sickness plan; and

5.1.4 a disability plan.

It is understood that all costs related to all benefits described in this Article 5.1 for which the Executive is eligible shall be borne by Wescorp (except any disability policy, which shall be paid by the Executive), that the disability plan is portable, and that any policy which is portable may be directly acquired by the Executive after the termination or expiration of this Agreement.

5.2 Wescorp agrees that none of the benefits described in Article 5.1 for which the Executive is eligible shall be cancelled or amended in a manner adverse or potentially adverse to the Executive, without the Executive's written consent.

5.3 The Executive shall be entitled to every enhancement to the terms and benefits of any of the plans described in Article 5.1, or to participate in any new benefit plans which may be established by Wescorp subsequent to the date of this Agreement. Nothing herein obligates Wescorp to make any enhancements to its existing benefit plans, or to establish any new benefit plans, but once made or established (as the case may be), the enhanced terms and benefits or new benefit plans (as the case may be) shall not be cancelled or amended, without the Executive's written consent.

5.4 The Executive shall be entitled to four (4) weeks paid holidays during each year of the Term. Holidays must be taken at times that are satisfactory to Wescorp, acting reasonably, and must be taken within two (2) years of the year to which the holiday relates and holidays not taken shall be deemed to have been taken and no other compensation shall be payable by Wescorp. For greater clarity, it is understood that for the purpose of determining the number of holidays for which the Executive is entitled, each year of the Term will commence on July 1st and end on June 30th.

ARTICLE 6- CONFIDENTIALITY

6.1 The Executive shall not, either during the continuance of the Executive's employment hereunder or at any time after termination of the Executive as an employee of Wescorp, for any reason whatsoever (except in the proper course of carrying out the Duties, or otherwise required by law), divulge to any person whomsoever, and shall use the Executive's best endeavors to prevent the publication or disclosure of:

6.1.1 any confidential information concerning the business or finances of Wescorp or any other corporation for which he is directed to perform services hereunder or of any of their dealings, transactions or affairs which may come to the Executive's knowledge during or in the course of the Executive's employment; or

6.1.2 any trade secrets, know-how, inventions, technology, designs, methods, formula, processes, copyrights, trade marks, trade mark applications, patents, patent applications or any other proprietary information and/or data of Wescorp (herein collectively called "**Intellectual Property**

ARTICLE 7 - INVENTIONS AND PATENTS

7.1 If the Executive contributes to any invention (whether patentable, patented, or not), any Intellectual Property, or any improvement or modification to any invention or Intellectual Property, then the Executive's contribution thereto and the invention, Intellectual Property or improvement thereof shall, without more, be the exclusive property of Wescorp. The Executive shall execute any and all agreements, assurances or assignments which Wescorp may require and the Executive shall fully cooperate with the employer in the filing and prosecution of any patent applications.

7.2 For the avoidance of confusion, the Executive has developed certain Intellectual Property prior to the Executive's affiliation with Wescorp Energy, Inc. Specifically, this includes a workflow process and software based simulation solution. Several working prototypes exist, including: Drilling Risk Assessment, Business Disaster Planning and Recovery, IT Disaster Planning and Recovery Solutions, and Project Management Simulation. These solutions are built to include Project Management Institute (PMI) Best Practices. It is specifically agreed that this Intellectual Property is expressly excluded from Article 7.1, above and that the Executive may undertake to secure this Intellectual Property with Patents, copyrights, and/or other similar processes that secure the Executive's legal rights and ownership, at the Executive's expense

ARTICLE 8 - RESTRICTIVE COVENANT

8.1 The Executive will not at any time during the Term, or during any renewal thereof, and for a period of one (1) year following the expiration or termination of the Executive's employment for whatever cause compete in Canada, directly or indirectly, with any of the businesses carried on by Wescorp as of the date of this Agreement, its subsidiaries or affiliates:

8.1.1 as a principal, partner or employee;

8.1.2 as an officer, director or similar official of any incorporated or unincorporated entity engaged in any such competing business (the "**Other Entity**");

8.1.3 as a consultant or advisor to any Other Entity;

8.1.4 as a holder of shares of any Other Entity;

8.1.5 by canvassing or soliciting orders or business for any Other Entity; or

8.1.6 in any relationship described in subsections 8.1.1 through 8.1.5 of this section with any incorporated or unincorporated entity which provides services for or necessarily incidental to the business of an Other Entity;

without the prior express written consent of Wescorp, which may not be unreasonably withheld. Notwithstanding the foregoing, the ownership of securities of any issuer traded on any exchange or public market, representing not more than five percent (5%) of the

issued and outstanding securities of such issuer, shall not constitute a breach of this Section 8.1.

8.2 The Executive will not at any time during the Term, or during any renewal thereof, and for a period of one (1) year following the expiration or termination of the Executive's employment for whatever cause, without the prior express written consent of Wescorp, which may not be unreasonably withheld, directly or indirectly, solicit for the purposes of employment or consultation, any employee of Wescorp, or any of its affiliates who performs functions associated with the management of Wescorp, provided, however, that the hiring or soliciting of such persons who have responded to general advertisements not specifically targeted at such person will not be considered a violation of this paragraph.

8.3 Notwithstanding the provisions of Article 8.4, the Executive acknowledges and agrees that the time frames for which the aforesaid covenant shall apply have been considered by the Executive, who has taken independent legal advice with respect thereto, and the restraint and restriction of and on the future activities of the Executive are reasonable in the circumstances.

8.4 The parties agree that if the time frames set out in this Article 8 are found to be unenforceable by a court of competent jurisdiction, the time frames will be amended to the time frames as established by a court of competent jurisdiction.

8.5 The Executive acknowledges that any breach of this Article 8 will cause irreparable harm to Wescorp, for which Wescorp cannot be compensated by damages. The Executive agrees that in the event of a breach of the covenant contained in this Article 8, Wescorp shall not be restricted to seeking damages only, but shall be entitled to injunctive and other equitable relief.

ARTICLE 9 - TERMINATION OF EMPLOYMENT

9.1 Wescorp may terminate this Agreement at any time for cause without payment of any compensation either by way of anticipated earnings or damages of any kind whatsoever. The term "for cause" shall include, without limitation, any one or more of the following:

9.1.1 a significant breach or failure or a continual breaching or failing to observe any of the provisions herein;

9.1.2 the bankruptcy of the Executive;

9.1.3 any act of dishonesty detrimental to the well-being of Wescorp;

9.1.4 any act of gross negligence relating to completing the Duties;

9.1.5 the commission of an indictable offence for which the Executive is convicted, which significantly impairs the Executive's ability to perform the Duties and responsibilities hereunder or which materially adversely affects the reputation enjoyed by Wescorp; or

9.1.6 failure to comply with reasonable instructions, orders and directions of the Board of Directors of Wescorp.

9.2 In the event that the Executive becomes physically or mentally disabled and is unable to perform the Duties for a period of twelve (12) months, as confirmed by a doctors certificate, Wescorp shall be entitled to terminate this Agreement without further compensation upon sixty (60) days written notice to the Executive. In the case of the death of the Executive, all obligations of Wescorp under this Agreement shall cease immediately, provided that this provision shall not affect any right occurring to the Executive and/or his estate under the stock options issued to the Executive pursuant to Articles 11.5 or 11.6 hereof.

9.3 In the event that the Executive's employment with Wescorp is terminated without cause, or Wescorp serves notice to the Executive in accordance with Article 2.2 hereof that it does not wish to renew this Agreement, then

9.3.1 Wescorp agrees to pay to the Executive an amount equal to two times (2x) his highest annual base salary and bonus, if any, for the past three (3) years of his employment with Wescorp.

9.3.2 Wescorp agrees to pay to the Executive an additional amount equal to two times (2x) his highest annual base salary for the past three (3) years of his employment with Wescorp, as compensation for the loss of opportunities to obtain additional stock options pursuant to Article 11.6 hereof.

9.4 Any payment to be made by Wescorp pursuant to the terms of Article 9.3 shall be paid in cash, in a lump sum, within twenty (20) business days of the giving of written notice by Wescorp to the Executive of such termination.

9.5 All payments provided for herein shall be in lieu of all other notice or damage claims as in regards to the non-renewal of the Agreement by Wescorp with the Executive, and the Executive shall be barred from making any claim in that regard.

9.6 The Executive may terminate this Agreement and the employment created herein by giving at least thirty (30) days prior written notice of such intention to Wescorp. After the expiry of such notice, all obligations, except for the obligations of the Executive under Articles 6, 7 and 8 hereof, which shall continue as provided in those Articles, of Wescorp and the Executive under this Agreement shall cease.

ARTICLE 10 - OTHER AGREEMENTS IN RESPECT OF TERMINATION

10.1 In the event of the termination of this Agreement for cause or otherwise howsoever the Executive shall resign as a director and/or officer of Wescorp or any subsidiary or related corporation.

10.2 Notwithstanding any termination of this Agreement for any reason whatsoever, whether with or without cause, all of the provisions of Articles 6, 7 and 8 and any other provisions of this Agreement necessary to give efficacy and effect thereto shall continue in full force and effect following the termination of this Agreement.

ARTICLE 11 - WESCORP

11.1 The Executive and Wescorp agree that the Executive, when serving in the capacity of the Chief Operating Officer of Wescorp, perform all of the Duties as Wescorp shall, from to time, reasonably assign to the Executive.

11.2 The provisions of Articles 3, 6, 7, 8, 9, 10 and 12 hereof shall apply, mutadis mutandis, between the Executive and Wescorp.

11.3 Wescorp represents to the Executive that Wescorp has agreed to grant to the Executive the right to acquire Common Shares of Wescorp.

11.4 Wescorp covenants and agrees that it shall five (5) days following execution of this Agreement, deliver to the Executive a stock option agreement in the form attached hereto as Schedule "B", duly executed by Wescorp, which shall be completed as follows as to the contents of paragraph 1 thereof:

11.4.1 # of Shares - The number of Shares shall be 1,000,000

11.4.2 Exercise Price - The Exercise Price shall be the Market Price of the Shares on the principal stock exchange on which the Shares are traded, at close of trading on the date of execution of this Agreement.

11.4.3 Vesting Dates

11.4.3.1 Stage I 334,000 upon execution of the Contract
11.4.3.2 Stage II 333,000 on the first anniversary of execution of Contract
11.4.3.3 Stage III 333,000 on the second anniversary of execution of Contract

11.4.4 Expiry Date - The Expiry Date shall be a date which is five (5) years following the Vesting Date.

ARTICLE 12- GENERAL

12.1 This Agreement and the Schedules attached hereto constitute the entire agreement between the parties hereto and cancels and supersedes all previous written, verbal or implied terms, conditions and representations relating to the Executive's employment.

12.2 The failure of either party at any time to require strict performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Neither shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

12.3 Each article, paragraph, clause, sub-clause and provision of this Agreement shall be severable from each other and if for any reason any article, paragraph, clause, sub-clause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other article, paragraph, clause, sub-clause or provision. This Agreement and each article, paragraph, clause, sub-clause and provision hereof shall be read and construed so as to give thereto the full effect thereof subject only to any contrary provision of the law to the extent that where this Agreement or any article, paragraph, clause, sub-clause or provision hereof would but for the provisions of this paragraph have been read and construed as being void or ineffective, it shall nevertheless be a valid agreement, article, paragraph, clause, sub-clause or provision as the case may be to the full extent to which it is not contrary to any provision of the law.

12.4 The parties hereto submit to the exclusive jurisdiction of the Courts of the State of Delaware in respect of any matter or thing arising out of this Agreement or pursuant thereto.

12.5 All notices to be given by either party hereto shall be delivered or sent by telegram, facsimile or cable to the following address or such other address as may be notified by either party:

12.5.1 If to Wescorp to:

Suite 770, 435 4th Ave SW
Calgary, Alberta T2P3A8
Attention: Doug Biles, President and Chief Executive Officer

with a copy to:

Bryan & Company
Barristers and Solicitors
2600 Manulife Place
10180 - 101 Street
Edmonton, Alberta T5J 3Y2
Attention: Michael W. Crozier

12.5.2 If to the Executive to:

20715 Park Pine Drive
Katy, TX 77450 USA

12.6 This Agreement shall enure to the benefit of and be binding upon the parties hereto, their heirs, administrators, successors and legal representatives. This Agreement may be assigned by Wescorp but may not be assigned by the Executive.

IN WITNESS WHEREOF the parties have duly executed this Agreement this ~~24~~ 30 th day of August 2007

WESCORP ENERGY INC.

Per: ______________________ SEPT 16, 2007

____
Witness

____
SCOTT M. SHEMWELL

BRUCE F PITTS
My Commission Expires
October 1, 2007

SCHEDULE "A"

DUTIES

Job Title: Chief Operating Officer

Reports To: Chief Executive Officer

Position Profile:
To be responsible for the day to day operating activities of the company including revenue and sales growth; expense, cost and margin control; and monthly, quarterly and annual financial goal management.

Job Duties and Responsibilities
•.Direct company operations to meet budget and other financial goals. • Direct short-term and long-range planning and budget development to support strategic business goals. • Demonstrate successful execution of business strategies for company products and services. •Direct and participate in acquisition and growth activities to support overall business objectives and plans. •Participate in capital market development, including participation in trade shows, bank meetings, analyst meetings, and more. •Develop, establish, and direct execution of operating policies to support overall company policies and objectives. •Coordinate the development of the company's long range and annual business plans. •Establish a basic personnel policy; initiate and monitor policies relating to personnel actions and training and professional development programs. •Other duties as assigned.

SCHEDULE "B"

STOCK OPTION AGREEMENT

This Agreement effective as of the ___ day of ________, 2007

Between:

WESCORP ENERGY INC., a body corporate incorporated under the State of Delaware, USA
(the "Corporation")

OF THE FIRST PART

- and-

SCOTT M. SHEMWELL, an officer of the Corporation
(the "Optionee")

OF THE SECOND PART

WHEREAS the Corporation adopted a stock option plan effective ______, 2005, (the "Plan"), a copy of which is attached hereto as Schedule "A" for the purpose of developing the interest of the directors, officers, employees and consultants of the Corporation and its subsidiaries in the growth and development of the Corporation by providing such persons with the opportunity to acquire an increased proprietary interest in the Corporation and to better enable the Corporation and its subsidiaries to attract and retain persons of desired experience and ability.

AND WHEREAS pursuant to the Plan the board of directors of the Corporation has approved the granting to the Optionee of a stock option to purchase common shares in the capital stock of the Corporation (the "Common Shares").

NOW THEREFORE, the Corporation and the Optionee hereby agree as follows:

1. The Corporation hereby grants to the Optionee, subject to the terms and conditions set forth in this Agreement and the Plan, the right to purchase the following number of Common Shares at the following exercise price on or after the following vesting date(s) and prior to the close of business on the following expiry date:

# of Shares	Exercise Price	Vesting Date	Expiry Date

2. On the close of business on the expiry date set forth in Section 1 above, the stock option granted hereby shall expire and automatically terminate and be of no further force and effect.

3. The Optionee hereby agrees that the terms and conditions of the Plan shall govern the stock option granted hereby, including all amendments hereto required by the Plan or otherwise consented to by the Optionee.

4. All notices required or allowed to be given under this Agreement shall be made either personally or by mailing the same by prepaid registered post to:

The Corporation:

Wescorp Energy Inc.
8709 - 50th Avenue
Edmonton, Alberta T6E 5H4

The Optionee:

5. All Stock Options granted pursuant to the Plan and reflected in this Agreement shall be personal to the Optionee and shall not be assignable or otherwise transferable except by will or the laws of descent and distribution.

6. Time is of the essence of this Agreement.

7. This Agreement is subject to and shall be construed in accordance with the laws of the Province of Alberta.

IN WITNESS WHEREOF, the Corporation and the Optionee have executed this Agreement as of the date and year first above written.

WESCORP ENERGY INC.

Per: ______________________________

______________________________ Witness

______________________________ **DOUGLAS BILES**